Exhibit 5.1

Law Offices
Ballard Spahr Andrews & Ingersoll, llp
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PHILADELPHIA, PA 19103-7599	BALTIMORE, MD
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www.ballardspahr.com	LAS VEGAS, NV
LOS ANGELES, CA
PHILADELPHIA, PA
PHOENIX, AZ
SALT LAKE CITY, UT
VOORHEES, NJ
WASHINGTON, DC
WILMINGTON, DE

June 29, 2009
P. H. Glatfelter Company
96 South George Street
Suite 400
York, PA 17401
          Re:   P. H. Glatfelter Company — Registration Statement on Form S-8
Gentlemen:
     We have acted as counsel to P. H. Glatfelter Company (“the Company”) in connection with the Company’s Amended and Restated Long-Term Incentive Plan, (“the Plan”) and the Registration Statement on Form S-8, relating to the registration and issuance of up to an additional 4,000,000 shares (“Additional Shares”) of the Company’s common stock, par value $0.01 per share. Awards made pursuant to the Plan consist of Options, SARs, awards of Restricted Stock or Restricted Stock Units, Stock Awards, Other Stock-Based Awards and Performance Awards (as such terms are defined in the Plan).
     In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.
     The opinion expressed below is based on the assumption that a Registration Statement on Form S-8 with respect to the Additional Shares will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Additional Shares.

P. H. Glatfelter Company
June 29, 2009

     Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to Awards granted under the Plans (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.
     This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and of the laws of the Commonwealth of Pennsylvania.
     We consent to the filing of this opinion as Exhibit 5 of the Registration Statement.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP